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                                                                   Exhibit 10.44

[BIOGEN LOGO]                                    Vice President, Human Resources
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FOURTEEN CAMBRIDGE CENTER, CAMBRIDGE, MA 02142 - 617-679-2000 - FAX 617-679-2617


                                                       PERSONAL AND CONFIDENTIAL


                                 JUNE 11, 1999



Mr. Thomas J. Bucknum
381 Beacon Street
Boston, MA 02116

Dear Tom:

This confirms your discussion with Jim Vincent and me related to your new role in the organization. Effective June 10, 1999, your new title is Vice President and General Counsel with a base salary of $225,000 and a target bonus of 30%. Additionally, you have been granted 25,000 stock options as of June 10, 1999 with a grant value of $2,710,938 (25,000 shares at $108.4375). As an officer of the company, you will be required to participate in our program for executive stock ownership. We believe it is very important that our key leaders have personal stock ownership. I will outline the program to you.

Additionally, in your new role you are now eligible for the following:

1. VACATION - You are entitled to four (4) weeks vacation.

2. SUPPLEMENTAL SAVINGS PLAN: You are entitled to participate in the Voluntary Executive Supplemental Savings Plan. This plan allows you to defer from your current taxation up to 50% of your base salary and 100% of your 1999 bonus, if there is one. Rick Fisher can outline the details of the program if you are interested in participating.

3. LIFE INSURANCE: You will be provided Biogen's Executive Term Life Insurance coverage for a total of $1,000,000. This coverage is based on your successfully meeting the medical standards as stated in the Executive Term insurance policy.

4. TAX REVIEW/PREPARATION: You are entitled to the preparation and/or review, including review of estimated taxes of your annual Federal and State tax returns, which is currently administered through Price WaterhouseCoopers. The cost of this service is covered by Biogen.

5. INVOLUNTARY TERMINATION: If you are involuntarily terminated from employment with Biogen (other than for cause), Biogen will protect you by paying you a supplementary amount (the

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[BIOGEN LOGO]

                                                 Vice President, Human Resources

Mr. Thomas J. Bucknum
June 11, 1999
Page 2


  "Supplementary Amount") equal to your then present base salary for a period (the "Extra Period") ending on the earlier of (i) the date twelve months from your termination and (ii) the date you start another job. During such period, Biogen will also pay to continue your health benefits (i.e., health and dental plan coverage), provided such benefits are accorded employees generally and Biogen can obtain the relevant coverage. If you need continued coverage to prevent a gap in health coverage between your Biogen coverage and that at your new job, Biogen will extend such coverage for up to 30 days (to the extent that the Extra Period is less than twelve months) after you start your new job. The Supplementary Amount will be paid on the same schedule as your salary would have been paid. You will not be an employee of Biogen during the time of such payments and will not accrue any benefits or other rights (such as, but not limited to, pension plan vesting or accrual, stock option vesting, vacation pay, etc.) during such period except health benefits as described above. You agree to notify us when you accept a new job.


                                      Sincerely,

                                      /s/ Frank A. Burke, Jr.

                                      Frank A. Burke, Jr.
                                      Vice President, Human Resources